EXHIBIT 11.2

                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE


                                                          Three Months Ended
                                                              December 31,
                                                         1996            1995
                                                     -----------     -----------
Shares

Weighted average number of common
  shares outstanding                                  12,903,047      11,290,318
Additional shares assuming conversion of:
  Stock Options                                          551,231         504,206
  Warrants                                                21,870          45,020
  Preferred Stock                                           --         1,000,000
                                                     -----------     -----------

Weighted average shares outstanding                   13,476,148      12,839,544
                                                     ===========     ===========

Net Income                                           $ 1,568,133     $   877,775
                                                     ===========     ===========


Fully Diluted Earnings Per Share                     $      0.12     $      0.07
                                                     ===========     ===========


     All share amounts and per share data have been restated to reflect the two-for-one stock split effected as a stock dividend on May 28, 1996.